Exhibit 4.22

(English Translation)

Comprehensive Operator Services Agreement

between

China United Telecommunications Corporation

Guoxin Paging Corporation Limited

and

China United Telecommunications Corporation Limited

November 20, 2003

This agreement (the “Agreement”) is hereby entered into on November 20, 2003 in Beijing, the People’s Republic of China (“PRC”) between and by:

Serving Party:	China United Telecommunications Corporation (“Unicom Group”)

Address: Huang Cheng Hotel, 15 Yangfangdian Street, Haidian District, Beijing, PRC

Legal representative: Wang Jianzhou

Guoxin Paging Corporation Limited (“Guoxin Paging”)

Address: Boruiqi Mansion, No.53, Xibianmenneidajie, Xuanwu District, Beijing, PRC

Legal representative: Nan Xinsheng

Served Party:	China United Telecommunications Corporation Limited (“Unicom A Share Company”)

Address: 40th Floor, Jinmao Tower, 88, Century Boulevard, Shanghai, PRC

Legal representative: Wang Jianzhou

Whereas:

(1)           Unicom Group, a limited liability company duly incorporated and validly existing under the laws of PRC, is an integrated telecommunications business provider providing “1001” customer services (“Customer Services”) in the following nine provinces and or autonomous regions: Shanxi, Inner Mongolia, Hunan, Yunnan, Guizhou, Xizang, Gansu, Qinghai and Ningxia and possesses relevant assets;

(2)           Guoxin Paging, a limited liability company duly incorporated and validly existing under the laws of PRC , has its equity interest wholly owned by China Unicom Corporation Limited (“CUCL”). According to the Transfer Agreement with respect to “1001” assets entered into by CUCL, Unicom New Century Telecommunications Corporation Limited (“Unicom New Century”), Guoxin Paging may develop Customer Services business and possess the relevant assets within the regions where China Unicom Limited (“Unicom Red-Chip Company”) provides mobile communication services;

(3)           Unicom Group is contemplating counterpurchasing all the equity interest owned by CUCL in Guoxin Paging through Unicom A Share Company controlled by it (the “Paging Counterpurchase Project”);

(4)           Unicom A Share Company, a company limited by shares duly incorporated and validly existing under the laws of the PRC, has had its common stock listed on the Shanghai Stock Exchange since October 9, 2002 with Unicom Group holding 74.6017% of its total shares;

(5)           Unicom Group and Unicom A Share Company entered into a memorandum, dated August 12, 2002 (the “Memorandum on Connected Transactions”), regarding certain transactions after the public offering of the Unicom A Share Company between Unicom Group or its subsidiaries (excluding Unicom A Share Company and any subsidiaries controlled by it) and China Unicom Limited (“Unicom Red-Chip Company”), which is indirectly controlled by Unicom A Share Company, or its subsidiaries;.

(6)           CUCL is a wholly owned subsidiary of Unicom Red-Chip Company, with the following business scope: domestic and international long-distance telecommunications; mobile telecommunication services in the following 12 provinces and municipalities directly under the Central Government: Beijing, Tianjin, Hebei, Liaoning, Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Shandong, Hubei and Guangdong; wireless beeper-paging; Internet and IP and technology consultation and services.

(7)           Unicom New Century, a wholly owned subsidiary of Unicom Red-Chip Company, is an integrated telecommunications business provider. As approved by the Ministry of Information Industry of PRC in the telex letter numbered [2002] No.299 Unicom Group has authorized Unicom New Century to engage in the mobile telecommunications business in the following nine provinces, autonomous regions and municipalities directly under the Central Government (the “9A Regions” ): Sichuan, Xinjiang, Chongqing, Shanxi, Guangxi, Henan, Heilongjiang, Jilin and Jiangxi.

(8)           Unicom New World, a limited liability corporation wholly owned by Unicom Group and a provider of integrated telecommunications services established on November 4, 2003, has been injected by Unicom Group with its GSM mobile communications assets in the following nine provinces and autonomous regions: Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Xizang (no GSM assets), Gansu, Qinghai and Ningxia (the “9B Regions”). As approved by the Ministry of Information Industry in the telex letter numbered [2003]443, Unicom Group has authorized Unicom New World to engage in the mobile telecommunications business in the 9B regions; and

(9)           Unicom Group is contemplating injecting all of its shares of Unicom New World into Unicom Red-Chip Company through its wholly-owned overseas subsidiary (the “Assets Injection Project”). Upon the completion of the Assets Injection Project, Unicom New World will be one of the subsidiaries of Unicom Red-Chip Company engaging in telecommunication services within China.

NOW THEREFORE, For the purpose of this Assets Injection Project and the Paging Counterpurchase Project, on the basis of equality and mutual benefit, both Parties hereby have reached the following agreements after friendly consultations:

1.             Definitions

“Unicom Group”	China United Telecommunications Corporation

“Guoxin Paging”	Guoxin Paging Corporation Limited

“Unicom A Share Company”	China United Telecommunications Corporation Limited

“Unicom BVI”	China Unicom (BVI) Limited

“Unicom Red-Chip Company”	China Unicom Limited

“CUCL”	China Unicom Corporation Limited

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited

“Unicom New World”	Unicom New World Telecommunications Corporation Limited

“Paging Counterpurchase Project”	Unicom Group’s contemplated counterpurchase of all the equity interest owned by CUCL in Guoxin Paging through Unicom A Share Company controlled by it

“Assets Injection Project”	Unicom Group’s contemplated injection of all of its shares of Unicom New World into China Unicom Limited through its wholly owned overseas subsidiary

“Memorandum on Connected Transactions”

The memorandum entered into by Unicom Group and Unicom A Share Company, dated August 12, 2002, regarding certain transactions after the public offering of the Unicom A Share Company between Unicom Group or its subsidiaries (excluding Unicom A Share Company and any subsidiaries controlled by it) and China Unicom Limited which is indirectly controlled by Unicom A Share Company, or its subsidiaries

“Service Fee”	Payment by the Served Party to the Serving Party for certain services and facilities provided by the Serving Party to the Served Party pursuant to the Agreement

“SSE”	Shanghai Stock Exchange

“Mobile Customer”	A customer of GSM and/or CDMA mobile telecommunications service provided by subsidiaries of Unicom Red-Chip Company which operates telecommunication services within China

“RMB”	Unless otherwise indicated, Renminbi, the lawful currency of PRC

2.             Basic Principles

2.1           The “Comprehensive Operator Services” hereunder refers to certain services and facilities provided by the Serving Party to the Served Party and any payment by the Served Party to the Serving Party (the “Service Fees”).

2.2           Such services and/or facilities provided by the Serving Party to the Served Party pursuant to this Agreement are non-gratuitous commercial transactions. In accordance with the fair-market principles, the Serving Party shall collect reasonable Service Fees for any services and facilities provided by it, and the Served Party shall make any due payment.

2.3           The condition or quality of any of the Comprehensive Operator Services provided hereunder by the Serving Party to the Served Party shall not be lower than that of the same or similar services or facilities the Serving Party provides to any third party.

2.4           In the event that the Served Party requires the Serving Party to increase the supply of any of the Comprehensive Operator Services, the other Party shall do its utmost to provide such requested amount of the services or facilities, of which the condition or quality shall not be lower than that of the same or similar services or facilities the Serving Party provides to any third party

2.5           In the event that the Serving Party is not able to provide, in full amount or at all, any of the Comprehensive Operator Services due to any reasons other than its own fault, the Serving Party shall promptly notify the Served Party and do its utmost to assist the Served Party in seeking the same or similar services or facilities through other channels.

2.6           The Comprehensive Operator Services provided hereunder shall be in accordance with the specific purposes agreed by both Parties as well as with the applicable national standards.

2.7           In the event that either Party breaches this Agreement and losses are incurred by the other Party, the defaulting Party shall bear any liabilities for such breach, including, but not limited to, any direct and indirect losses resulting from the breach, provided that such losses are not caused by any force majeure event.

2.8           Each Party shall provide all the reasonable and necessary efforts in assisting the other Party’s performance hereunder.

2.9           Preconditioned on the satisfaction of Article 2.3 and that the billing standards of the Serving Party is not higher than any third party, the Served Party hereby agrees to choose the service provided by the Serving Party on a priority basis.

2.10         If there is any independent third party in the regions where the Serving Party provides the services, who (i) provides services of a better quality than those by the Serving Party; or (ii) collects lower fees than the Serving Party for services of the same quality, the Served Party has the right to terminate the services provided by the Serving party and shall be free from any liability for compensation in connection with the termination, subject to advance written notice to the Serving Party.

3.             Major Items in the Comprehensive Operator Services

3.1           The Comprehensive Operator Services provided by the Parties to each other and other related arrangements are set forth in the Annexes hereto:

Annex I	Cellular Subscriber Value-added Services

Annex II	“1001” Customer Services

Annex III	Agency Services

4.             Pricing and Payment

4.1           The principles for pricing and billing standards in connection with the Service Fees are set forth in the Annexes hereto.

4.2           Any specific amounts of the Service Fees shall be calculated under the current applicable Chinese accounting rules.

4.3           In the event that the Parties fail to agree upon a certain amount of the Service Fees, such issue shall be reported to the relevant authorities, who shall determine such amount in accordance with this Agreement and the national pricing policies and rules. Such authorities’ decision shall be final and binding on both Parties.

4.4           The Served Party shall pay the due Service Fees for the relevant services provided by the Serving Party in accordance with the pricing principles and standards set forth in this Agreement and the Annexes hereto.

4.5           In the event that the Served Party fails to pay any due Service Fee, the Served Party shall pay to the Serving Party a late fee of 0.05% of the due amount on a daily basis. In the event that the payment is overdue for more than 60 days, the Serving Party may notify in writing of its intention to suspend the relevant services. In the event that such Service Fees are not paid within 30 days after the receipt of the written notice, the Serving Party may declare to terminate the relevant services. The suspension or termination of such services shall not affect any rights or obligations hereunder brought forth prior to such event.

4.6           In every October, both Parties shall discuss the next fiscal year’s pricing standards for each item of the Comprehensive Operator Services as well as other related matters and enter into certain supplemental agreements. If the Parties fail to enter into such supplemental agreements by then, the current pricing standards and other related clauses shall apply to the next fiscal year until certain agreement is reached or the dispute is resolved pursuant to Section 4.3 herein.

5.             Term

5.1           The term of this Agreement shall be one year. Subject to Section 8 herein, this Agreement shall become effective on January 1, 2003.

5.2           Subject to applicable laws and government regulations, this Agreement shall be automatically renewed each year, unless the Served Party notifies the Serving Party in writing 60 days prior to the expiration day.

6.             Representations, Warranties and Undertakings

Each Party hereto represents and warrants to the other Party as follows:

6.1           Such Party has the full power and authority (including, but not limited to, obtaining relevant approvals, consents or permits from government authorities) to execute this Agreement and its

Annexes;

6.2           This Agreement and its Annexes will become effective and binding once it is signed in the way specified herein and can be enforced in a mandatory manner; and

6.3           No provision in this Agreement and its Annexes shall run counter to the applicable laws and regulations of the People’s Republic of China.

7.             Assignment

7.1           Subject to the terms and conditions under this Agreement and the Memorandum on Connected Transactions, the Serving Party hereby gives an irrevocable consent that the Served Party may, according to the regional division for mobile communication services, transfer its rights and obligations hereunder to the subsidiary companies of Unicom Red-Chip Company within China engaging in telecommunication services. No other or further consent by the Serving Party shall be required for the Served Party to transfer its rights and obligations hereunder to subsidiary companies of Unicom Red-Chip Company within China engaging in telecommunication services

7.2           Once the Served Party transfers its rights and obligations hereunder to subsidiary companies of Unicom Red-Chip Company within China engaging in telecommunication services, the transferee shall immediately assume all of the rights and obligations of the Served Party hereunder, while the Served Party shall immediately terminate all such rights and obligations.

7.3           No other or further consent by the Served Party shall be required for Unicom Group to transfer all of its rights and obligations to Guoxin Paging or its successors in connection with the provision of services under the Agreement in the following nine provinces and autonomous regions: Shanxi, Inner Mongolia, Hunan, Yunnan, Guizhou, Xizang, Gangsu, Qinghai and Ningxia

8.             The Effectiveness of the Agreement

The Agreement shall take effect on the day agreed by the parties after the following conditions are satisfied:

8.1           The general shareholder’s meeting of Unicom A Share Company approves, pursuant to the applicable laws, regulations and relevant listing rules, to sell Unicom Group, the total stock equities of Guoxin Paging which have been assigned to and are being held by Unicom A Share Company through CUCL.

8.2           Pursuant to the applicable laws, regulations and relevant listing rules, the general shareholder’s meeting of Unicom A Share Company approves the implementation of the Agreement.

8.3           Pursuant to the applicable laws, regulations and relevant listing rules, the general shareholder’s meeting of Unicom Red Chip Company approves the sale of stock equities of

Guoxin Paging from CUCL to Unicom A Share Company.

8.4           The general shareholder’s meeting of Unicom Red Chip Company approves, pursuant to the applicable laws, regulations and relevant listing rules, to assign its rights and obligations under the Agreement to the Subsidiaries.

9.             Force Majeure

9.1           In any force majeure event that is unforeseeable and the consequences of which are unavoidable or insurmountable and which results in either Party’s failure to duly perform its obligation hereunder, such Party shall promptly notify the other Party of such situation and provide within 15 days any valid documents evidencing the details and explaining the reasons for not being able to perform all or part of its obligations hereunder or the reasons for any necessary delays of such performance. Based on the impact of the force majeure event, the Parties shall decide through negotiations whether to terminate, partially waive or postpone such performance.

10.          Confidentiality

10.1         Unless otherwise required by law or requirements of any relevant regulatory authorities, or unless for the purpose of information disclosure to a securities regulatory authority by Unicom A Share Company and Unicom Red Chip Company, each Party hereto shall not, without the other Party’s written consent, provide or disclose any data and information in connection with the other Party’s businesses to any other company, enterprise, organization or person.

11.          Non-waiver

11.1         Unless otherwise required by law, any failure or delay in exercising any of its rights, powers or privileges by one Party shall not be construed as a waiver of such rights, powers or privileges. Any partial exercise of such rights, power or privileges shall not affect any further or complete exercise of such rights, powers or privileges.

12.          Notification

12.1         Any notification given in connection with this Agreement shall be in writing and shall be delivered by one Party to the other Party by hand, fax or mail. Such a notification by hand shall be deemed to have been duly given on the date of delivery. Such a notification via fax shall be deemed to have been duly given upon the completion of the fax transmission. Such a notification by mail shall be deemed to have been duly given on the third working day (extended when there is a public holiday) after the postal date. Notifications become effective upon their arrival.

Addresses of the Parties hereto for receiving notification are as follows:

China United Telecommunications Corporation
Addressee: Yi Yongji

Address: Room 1167, 11th Floor, A133, Xidan North Avenue, Xicheng District, Beijing.
Postcode: 100032

Guoxin Paging Corporation Limited
Addressee: Xiao Baoyu
Address: Room 873, 8th Floor, A133, Xidan North Avenue, Xicheng District, Beijing.
Postcode: 100032

China United Telecommunications Corporation Limited
Addressee: Zhao Yilei
Address: 40th Floor, Jinmao Tower, No.88, Century Boulevard, Shanghai.
Postcode: 200121

13.          Governing Law

13.1         This Agreement is under the jurisdiction of the Chinese laws and shall be interpreted and executed in accordance with the Chinese laws.

14.          Disputes Resolution

14.1         Other than the exceptions under Section 4.3, in the event that there is any dispute regarding the effectiveness, interpretation or performance of this Agreement, both Parties hereto shall first endeavor to resolve such dispute through friendly consultations. Should any dispute remain unsettled for more than 30 days after its occurrence, either Party is entitled to bring a lawsuit based on this Agreement before a competent PRC court.

15.          Miscellaneous

15.1         Annexes I to III hereof are integral parts of this Agreement with equal legal binding force. Should there be any conflict between the Annexes and the Agreement, the Annexes shall prevail.

15.2         Based on mutual consultations, both Parties can make modifications, revisions or additions to this Agreement and the Annex hereto. No revision or addition shall become effective until it is duly signed in writing and sealed by both Parties or their authorized representatives.

15.3         This Agreement is severable, that is, when any of the clauses in this Agreement or the Annex hereto is deemed illegal or unenforceable, the effectiveness and enforcement of the other clauses contained herein shall by no means be affected.

15.4         This Agreement has six original copies with equal legal binding force, and each Party shall retain two.

Signature page follows:

China United Telecommunications Corporation (common seal)

By:	/s/ Wang Jianzhou

(The signature of legal representative or authorized representative)

Guoxin Paging Corporation Limited (common seal)

By:	/s/ Nan Xinsheng

(The signature of legal representative or authorized representative)

China United Telecommunications Corporation Limited (common seal)

By:	/s/ Sun Qian

(The signature of legal representative or authorized representative)

Annex I: Cellular Subscriber Value-added Services

1.             General guideline of the services

The provider, through operating the overall business of voice beeper-paging, provides various voice value-added services to the recipient’s cellular subscribers, including the “Unicom Assistant” service and etc.

2.             Settlement

2.1.          The subsidiaries of the Providing Party and the Receiving Party shall negotiate the proportion for sharing the revenue derived from value-added services, on the condition that such agreed proportion for the Providing Party shall not be higher than the average agreed proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Receiving Party in the same region. The proportion of revenue sharing may be adjusted once annually subject to the above conditions.

2.2.          The settlement of the Parties shall be based on the billing data provided by the Receiving Party.

2.3.          Both Parties agree to have their subsidiaries make settlements once a month based on the settlement principles set forth in this Annex.

3.             Obligations of the Parties

3.1.          Each Party shall notify the other Party of its network construction (including but not limited to capacity expansion or reconstruction), if such construction work may affect the services under this Agreement, six months before such construction work starts.

3.2.          Both Parties shall maintain their networks by the current standards and regulations set forth by the governmental telecommunications authorities so as to ensure normal operation of the entire network.

3.3.          Each Party shall not terminate the interconnection without the other Party’s consent. Should there be a network breakdown or heavy network traffic, both Parties shall take effective measures to resume operations.

Annex II: “1001” Customer Services

1.             Content of services

The Providing Party, through its “1001” operator service, shall provide to the Receiving Party the following services: business inquiries, tariff inquiries, account maintenance, complaints handling (“1001 Basic Services”) and customer interview and subscriber retention (“1001 Value-added Services”), and at the same time shall charge such fees to the Receiving Party.

2.             Settlement standards

2.1.          The settlement standards of services listed in this annex shall be the cost of providing the above-mentioned customer services plus a profit margin of not more than 10%.

2.2.         The cost of the Customer Services will be the cost per operator seat multiplied by the number of effectively operating operator seats.

(a).          The cost per operator seat for economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in the areas other than those economically developed metropolises shall be negotiated by the subsidiaries of both Parties and final confirmed by the Receiving Party, provided that it shall not exceed the amount of 110% of the actual cost of each seats weighted average in the country (excluding Beijing and Shanghai).

The Actual Cost per Operator Seat consists of wages, administration expenses, operation, maintenance expenses, depreciation of equipment and leasing fees for premises etc. The Actual Cost per Operator Seat in a certain area shall be calculated based on the auditor’s report issued by an independent audit firm in respect of such costs of the Providing Party in the same region for previous year. Such auditor’s report and relevant supporting documents shall be provided to the Receiving Party’s auditor.

(b).          Confirmation of the number of effective operator seats: the Providing Party shall notify the number of operator seats of the previous month to the Receiving Party before the tenth day of each month. The Receiving Party shall confirm the number of effective operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the Ministry of Information Industry. The number of effective operator seats shall be subject to the final confirmation of the Receiving Party.

2.3.          Both Parties agree to have their subsidiaries make settlements once a month based on the settlement principles set forth in this Annex.

3.             Obligations of the Parties

3.1.          The provider shall, according to requirements of the Receiving Party, properly increase the seats and/or expand the service content, including but not limited to providing special seats for the 1001 Value-added Services upon the written instructions of the Receiving Party. The cost of the seats should be calculated in light of the aforesaid Section 2.2(a).

3.2.          The Receiving Party shall not only promptly provide the Providing Party with information regarding new services that the Receiving Party operates for its cellular customers, but shall also provide from time to time information on the variety of services that the Receiving Party operates as the Providing Party shall so require.

3.3.          Each Party shall not terminate the interconnection without the other Party’s consent. Should there be a network breakdown or heavy network traffic, both Parties shall take effective measures to resume operations.

Annex III: Agency Services

1.             Content of services

The Providing Party shall direct promotion and marketing of products and services in accordance with the demands of the market and the demands and requirements of the Receiving Party.

2.             Settlement standard

The standard of the service that the Providing Party provides shall not be lower than that of the services provided by an independent third party agent developing customers for the Receiving Party in the same region. The agency fee that the Providing Party charges shall not be higher than the average fee for an independent third party agent developing customers for the Receiving Party in the same region.

3.             Other settlement matters

3.1.          The settlement of the Parties shall be based on the billing data provided by the Receiving Party.

3.2.          Both Parties agree to have their subsidiaries make settlements once a month based on the settlement principles set forth in this Annex.